Exhibit 12.1

                              HRPT PROPERTIES TRUST
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (amounts in thousands, except ratio amounts)

                                   Three Months
                                  Ended March 31,            For the Years Ended December 31,
                               -----------------   -----------------------------------------------
                                 1999      1998      1998      1997      1996       1995     1994
                               -----------------   -----------------------------------------------
Income before gain on
  sale of properties and
  extraordinary items           $39,296  $31,381   $146,656  $112,204  $ 77,164   $61,760  $57,878
Fixed charges                    20,051   14,181     66,253    38,564    23,279    26,218   10,096
                               -----------------   -----------------------------------------------
Adjusted Earnings               $59,347  $45,562   $212,909  $150,768  $100,443   $87,978  $67,974
                               =================   ===============================================

Fixed Charges:
Interest expense                $19,437  $13,651   $ 64,326  $ 36,766  $ 22,545   $24,274  $ 8,965
Amortization of deferred
  financing costs                   614      530      1,927     1,798       734     1,944    1,131
                               -----------------   -----------------------------------------------
Total Fixed Charges             $20,051  $14,181   $ 66,253  $ 38,564  $ 23,279   $26,218  $10,096
                               =================   ===============================================

Ratio of Earnings to Fixed         3.0x     3.2x       3.2x      3.9x      4.3x      3.4x     6.7x
Charges                        =================   ===============================================